Exhibit 5.1

A&L Goodbody Solicitors	Dublin
International Financial Services Centre	Belfast
25-28 North Wall Quay, Dublin 1	London
D01 H104	New York
T 353 1 649 2000	San Francisco
Dx: 29 Dublin | www.algoodbody.com	Palo Alto

Date	29 May 2020

Our Ref	01433754

Your Ref

Nabriva Therapeutics plc

25-28 North Wall Quay

Dublin 1

Ireland

Re: Nabriva Therapeutics plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 599588), in connection with the issuance by the Company of up to 41,445,373 ordinary shares, par value $0.01 per share (the Shares) and up to 41,445,373 warrants to purchase ordinary shares (the Warrants and the ordinary shares issuable upon exercise of the Warrants, the Warrant Shares) pursuant to (i) a registration statement on Form S-3 (File No. 333-223739) filed by the Company, on 16 March 2018, with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), as amended on 9 April 2018, (the Registration Statement) and the prospectus contained therein (the Base Prospectus) for the registration of, among other things, ordinary shares, par value $0.01 per share, of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $225,000,000; and (ii) the prospectus supplement dated 29 May 2020 (the Prospectus Supplement, and together with the Base Prospectus, the Prospectus) relating to the issuance by the Company of the Shares, the Warrants and the Warrant Shares.

H.C. Wainwright & Co., LLC has acted as placement agent (the Placement Agent) to this proposed equity offering, as documented in securities purchase agreements between the Company and each of the Purchasers dated 29 May 2020 (the Securities Purchase Agreements).

In connection with this Opinion, we have examined and relied upon copies of:

▪	the Registration Statement;

▪	the Prospectus; and

▪	copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches, as of the date hereof, in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

PM Law • CE Gill • JG Grennan • J Coman • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • C Duffy • PV Maher • S O’Riordan • MP McKenna • KA Feeney • M Sherlock E MacNeill • KP Allen • EA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S O’Croinin • JW Yarr • DR Baxter • A McCarthy JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • M Dale • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • R Grey • R Lyons • J Sheehy • C Morrissey • C Carroll • SE Carson P Diggin • J Williams • A O’Beirne • MD Cole • G Conheady • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O'Connor • JH Milne • T Casey • M Doyle • CJ Comerford R Marron • D Berkery • K O'Shaughnessy • S O'Connor • SE Murphy • D Nangle • L Butler • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan Consultants: SW Haughey • Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan

1	We have further assumed that:

1.1	that the memorandum and articles of association of the Company as adopted on 23 June 2017 and as are available in the Irish Companies Registration Office (CRO) as at the date of this Opinion are correct and up to date;

1.2	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Securities Purchase Agreements or the Warrants;

1.3	the accuracy and completeness of all information appearing on public records;

1.4	none of the resolutions and authorities of the board of directors, any committee of the board of directors or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares, Warrants and Warrant Shares will be issued in accordance with such resolutions and authorities;

1.5	the Shares and Warrants have not been offered to investors in the European Economic Area; and

1.6	the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares, Warrants and Warrant Shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Shares, Warrants or Warrant Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares, Warrants or Warrant Shares; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of any Shares, Warrants or Warrant Shares and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Shares, Warrants or Warrant Shares.

2	Subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

2.1	the Company is duly incorporated under the laws of Ireland and subject to suit in its own name. Based only on searches carried out in the CRO, the Judgments Office of the High Court and the Central Office of the High Court on 29 May 2020, the Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over the Company or to wind up the Company;

2.2	the Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Securities Purchase Agreements and the Warrants;

2.3	the Shares, when issued in accordance with the Securities Purchase Agreements including the payment of the relevant subscription amounts (the Subscription Amount), will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable);

2.4	the Warrants to be issued by the Company to the Purchasers have been duly authorised for issuance and, upon payment of the Subscription Amount by each of the Purchasers, will be validly issued, duly authorised, and not subject to calls for any additional payments (non-assessable); and

2.5	the Warrant Shares to be issued by the Company to the Purchasers have been duly authorised for issuance and, upon payment of the exercise price pursuant to the terms of the Warrants, will be validly issued, duly authorised, fully paid up and not subject to calls for any additional payments (non-assessable).

3	The opinions set forth in this Opinion are given subject to the qualification that the searches referred to in paragraph 2.1 do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, a Company.

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company's Current Report on Form 8-K filed with the SEC and to the use of our name therein and in the related Prospectus Supplement under the caption “Legal Matters”.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody

M-50273752-1

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